Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to the Registration Statement (No. 333-275136) on Form S-1 of Titan Environmental Solutions Inc. of our report dated April 15, 2024, which includes an explanatory paragraph as to Titan Environmental Solutions Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Titan Environmental Solutions Inc. as of and for the years ended December 31, 2023 and 2022, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Freed Maxick P.C. (f/k/a Freed Maxick CPAs, P.C.)

Buffalo, New York

February 14, 2025